Filed Pursuant to Rule 424(b)(7)

Registration File No. 333-238508

Prospectus Supplement No. 1

(To Prospectus dated May 19, 2020)

QUAKER CHEMICAL CORPORATION

17,894 SHARES OF COMMON STOCK

This prospectus supplement updates and supplements the “Selling Security Holder” section included in the prospectus, dated May 19, 2020 (the “Prospectus”), which is a part of the registration statement (Registration No. 333-238508) that Quaker Chemical Corporation (the “Company”, “we”, “our” or “us”) filed on May 19, 2020 covering the resale from time to time by the selling security holder named herein of up to 17,894 shares of our common stock, par value $1.00 per share (the “Common Shares”).

Our common stock is listed on The New York Stock Exchange under the symbol “KWR”. On May 19, 2020, the last reported sales price of our common stock on The New York Stock Exchange was $164.03 per share.

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This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

You should read this prospectus supplement together with the Prospectus. Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 4 of the Prospectus and in the documents incorporated by reference therein before you make any investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is May 20, 2020.

ABOUT THIS SUPPLEMENT

This prospectus supplement and the Prospectus are part of the Registration Statement (Registration No. 333-238508) that we filed with the Securities and Exchange Commission on May 19, 2020, using an automatic “shelf” registration process. This prospectus supplement relates to the offering and sale of shares of our common stock by the selling stockholder named herein from time to time.

Neither we nor the selling security holder has authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the Prospectus, or in any free writing prospectus prepared by or on behalf of us or the selling security holder or to which we have referred you. Neither we nor the selling security holder takes responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the Prospectus is an offer to sell only the Common Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the Prospectus, any free writing prospectus or any document incorporated by reference herein or therein is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

The “Selling Security Holder” section of the Prospectus is hereby supplemented with the following information:

SELLING SECURITY HOLDER

The following table sets forth, based on representations by the selling security holder, named below, the number of Common Shares beneficially owned by the selling security holder as of the date of this prospectus supplement and the number of Common Shares being offered by the selling security holder. The selling security holder is not making any representation that any Common Shares covered by this prospectus supplement will be offered for sale. The selling security holder reserves the right to accept or reject, in whole or in part, any proposed sale of Common Shares. The following table assumes that all of the Common Shares acquired by the selling security holder pursuant to the convertible note issued by the Company on May 7, 2020, as further described in the Prospectus, will be sold.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of common stock. To our knowledge, except as set forth below, the selling security holder has sole voting and investment power with respect to the Common Shares it beneficially owns. The inclusion of any Common Shares in this table does not constitute an admission of beneficial ownership for the selling security holder named below. Other than as described in the Prospectus, the selling security holder has not had any material relationship with the Company within the past three years. As further described in the Prospectus, in connection with the acquisition of TEL Nordic Aps (“TEL”), Lars Skogstad-Jensen, the sole owner of TEL NORDIC Holding ApS (“TEL Holding”), TEL’s direct parent and the selling security holder named herein, entered into an employment agreement with the Company’s Swedish subsidiary.

	Number of Shares Beneficially Owned Prior to the Offering			Number of	Number of Shares Beneficially Owned
Name of Selling Security Holder	Common Shares	Total	Voting %	Shares Offered	After the Offering(1)	Voting %
TEL NORDIC Holding ApS(2)	17,894(3)	17,894	—	17,894	0	—

(1)	Assumes the sale of all Common Shares covered by this prospectus supplement, although, to our knowledge, the selling security holder is not under any obligation to sell any of its Common Shares at this time.
(2)	Lars Skogstad-Jensen is the natural control person who, directly or indirectly, has power to vote or dispose of TEL Holding’s Common Shares.

(3)	Number of Common Shares acquired by conversion on May 20, 2020 of the convertible promissory note described in the Prospectus based on the closing market price of our common stock on May 19, 2020, as reported on the New York Stock Exchange, and the conversion rate of Danish Kroner into U.S. dollars as reported on such day in the Wall Street Journal.

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